Exhibit 10.11

CONTRACT AGREEMENT

An agreement made this 15th day of April, 2024, by and between Danam Health Inc. (Hereinafter referred as Danam /EMPLOYER) a Delaware corporation, located at 6308 Benjamin Rd, Suite 709 Tampa FL 33634, and Aletheia Strategic Advisory LLC, a North Carolina registered entity with, registered address 2101 Howards Mill Lane, Waxhaw, NC 28173 (hereinafter referred to as Contractor), wherein the parties agree as follows:

WITNESETH:

WHEREAS, the Employer is engaged in the business of providing prescription management technology and pharmaceutical supply capabilities and services to various corporations located throughout the United States;

WHEREAS the Contractor represents to the Employer that he/she has the requisite skills, training and experience to be a financial lead / Chief Financial Officer; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Employer desires to employ Contractor and Contractor desires to be employed by the Employer.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals and Exhibits. The foregoing recitals and any exhibits referred to herein and attached hereto are true and correct and are incorporated herein by this reference.

2. Employment. In exchange for the Compensation (as hereinafter defined) and subject to the other terms and conditions hereinafter set forth, the Employer hereby employs Contractor to render the Financial Duties (described in paragraph 3 hereof) as a Contractor of the Employer, and Contractor hereby accepts such Contractual relationship. In connection with Contractor’s Contractual relationship, Contractor shall be based at the offices of the Employer located in Florida, and work remotely. It also being understood that the Contractor shall travel to offices of the Employer to meet with customers/prospects/ other employees, and as otherwise reasonably required by the Employer.

3. Contractor’s Duties. For purposes of this Agreement, “Financial Lead” shall mean developing the Financial division of the company and serving the Employer faithfully and diligently under the supervision and direction of the President/CEO of Employer and to perform such other duties as the Employer’s Chief Operating Officer or Chief Executive Officer may prescribe during the Term (as hereinafter defined). Contractor shall be required to devote all Contractors’ business efforts, skills and abilities to the business and affairs of Employer and shall be a full-time Contractor of Employer. Contractor shall at all times discharge Contractor’s Duties in a competent and professional manner, and in the best interest of the Employer. Employee shall, at all times, devote his/her full attention, time and energies to perform his employment duties. Hours of employment may vary from Company to Company but shall generally be a minimum of 40 hours per week, otherwise as reasonably determined by the Employer.

4. Term of the Agreement. This Agreement shall commence on the date hereof and shall remain in effect for an indefinite time until terminated by either party with a 3-month notice period unless convened to other full-time position.

5. Employment. Contractor is an independent 1099 contractor, and he shall not have deemed to be employed by the Employer. The parties agree that this is a 6-month relationship, which means that either of them can terminate the contractual relationship at any time for any lawful reason. Except upon the death of the Contractor, after 90 days or at time of public offering Employer has an option to extend their Contractual relationship to full time employee status under a separate employment agreement with same annual salary and TBD worth of stock bonus vesting over 4 years.

6. Contractor Warranties. Contractor warrants that he/she is free to enter into the terms of this Agreement and that he/she is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing Contractual relationship with the Employer in accordance with the terms and conditions of this Agreement.

7. Compensation.

Fixed Compensation. For the services rendered by Employee under this Agreement, Employer is willing pay at a rate of $200,000 per annum which is payable by the Employer in accordance with the Employer’s regular payroll practices on a monthly basis. No other expenses whatsoever will be reimbursed other than business travel expenses, and other expenses that is mutually pre-agreed between the Employer and Contractor. As Employee is an independent 1099 contractor, no tax deductions of Federal, FICA, state, etc will be made from the employee’s paycheck. Any tax payment to IRS/State/local authorities is the sole responsibility of the employee. However, at the year-end Employer would provide 1099 for tax filing purposes. Monthly Fixed Compensation, to be paid by 5th of the month succeeding the month in which the services are rendered, the first monthly payment to be due by May 5th 2024.

8.. Vacation: Fringe Benefits: Reimbursement of Expenses: Moving Expenses. Employee is not eligible for any company provided benefits to its salaried employees.

9. Confidentiality and Trade Secrets. Contractor acknowledges that the manuals, methods, forms, techniques and systems which Employer owns, plans or develops, whether for its own use or for use by or with its clients, are confidential trade secrets and are the property of Employer. Contractor further acknowledges that he/she will obtain access to confidential information concerning Employer’s clients, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides Employer with a competitive advantage and none of which is readily available except to Contractors of

Employer. Contractor further acknowledges that he/she will obtain access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for contract or regular employment by Employer, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Employer with a competitive advantage and none of which is readily available except to Contractors of Employer. Contractor agrees that all of the foregoing information regarding Employer’s methods, clients and Contractors constitutes valuable and proprietary trade secrets and confidential information of Employer (hereafter “Confidential Information”).

10. Non-Disclosure Agreement. Contractor agrees that except as directed by Employer, the Contractor will not at any time, whether during or after his/her Contractual relationship with Employer, use for any reason or disclose to any person any of Employer’s Confidential Information or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by the Contractor or otherwise, without the prior written permission of Employer.

11. Non-Solicitation Agreement. Contractor agrees that in the event of termination of Contractual relationship for any reason whatsoever, he/she shall not, for a period of 18 (eighteen) months from the date of such termination (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein) (“Non Compete Period”) either directly or indirectly, on his own account or as agent, stockholder, employer, Contractor or otherwise in conjunction with any other person or entity, and/or assist such person or entity to solicit for employment, employ or otherwise engage the services of, any contract or regular Contractor, independent contractor, agent, sub-contractor, or officer or director of Employer. Contractor further agrees that within the Territory (as defiled below) he/she will not, during the Non-Compete Period, solicit for business, accept employment from, service any customers Contractor specifically contracted for or solicited business from on behalf of the Employer or with whom the Employer has done any business with during the 18 (eighteen) months preceding Contractor’s termination of employment. Employer acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of the Employer. For the purposes of this Agreement, “Territory” is defined as all the clients that Contractor would establish relation with during his tenure with the employer,

12. Return of Records and Papers. Upon the termination of his/her Contractual relationship with Employer for any reason whatsoever, Contractor agrees to return to an officer of Employer all manuals, records, documents, files and papers pertaining to Employer’s business, methods, clients, Contractors or operations. In the event Contractor fails to do so, or in the event Contractor shall violate any covenant of this Agreement, Contractor agrees to and does waive and forfeit all claims to unpaid compensation, commissions or severance pay, without affecting the right of Employer to compel the return of said records and papers or Employer’s rights to enforce any covenant of this Agreement.

Contractor agrees that Contractor has no proprietary interest in any documents or work product developed or used by Contractor which in any way arises out of his/her Contractual relationship by Employer. Contractor shall from time to time, as requested by Employer, do all things that may be necessary to establish or document Employer’s ownership of any such work product, including, but not limited to, execution of appropriate copyright applications or assignments.

13. Injunctive Relief. Contractor recognizes that irreparable damage will result to Employer in the event he/she violates any covenant contained herein and agrees that in the event of such violation Employer shall be entitled, in addition to its other legal or equitable remedies and damages, to temporary and permanent injunctive relief to restrain such violation(s) by Contractor, without the need to post any injunction bond.

14. Reasonableness. Contractor has carefully read and considered Paragraphs 9, 10, 11 and 13 hereof and, having done so, agrees that the restrictions set forth in such Sections are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Employer. It is the belief of the parties that the best protection, which can be given to the Employer, which does not infringe on the rights of Contractor to conduct any unrelated business, is to provide for the restrictions described above. In the event any of the restrictions contained in Paragraphs 9, 10, I and 13 shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute an enforceable restriction in place of any limitation deemed unenforceable and, as so modified, the restrictions shall be as fully enforceable as if they had been set forth herein by the parties. It is the intent of the parties that the court, in so establishing a substitute restriction, recognize that the patties hereto desire that the restrictions described above be imposed and maintained to the maximum lawful extent.

15. Indemnification. The Contractor hereby agrees to indemnify and hold the Employer harmless from and against any losses, claims, damages or expenses, and/or all costs of prosecution or defense of the Employer’s rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorney’s fees, and all costs and expenses of litigation, arising from or growing out of the Contractor’s branch or threatened breach of any covenant contained herein. Conversely, the Employer hereby agrees to indemnify and hold the Contractor harmless from and against any losses, claims, damages, or expenses, and/or all costs of prosecution or defense of the Contractor’s rights hereunder, whether in judicial proceedings, including appellate proceedings, or whether out of court, including without limiting the generality of the foregoing, attorney’s fees, and all costs and expenses of litigation, arising from or growing out of the Employer’s breach or threatened breach of any covenant contained herein.

16. Miscellaneous.

(a) Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To Employer.	Danam Health, Inc.
6308 Benjamin Rd Suite 709, Tampa FL 33634

To Contractor:	Aletheia Strategic Advisory LLC, c/o Vishnuprasad Balu, Sole Member, 2101 Howards Mill Lane, Waxhaw, NC 28173

or to such other address or such other person as any party shall designate, in writing, to the other for such purposes and in the manner hereinabove set forth.

(b) Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

(c) Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

(d) No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

(e) Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require.

(f) Counterparts. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(h) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Hillsborough County, Florida.

(i) Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

(j) Provisions Severable. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

(k) Assignment. Employer may assign this Agreement and Employer’s rights hereunder to successor or to an affiliated company. This Agreement is personal to the Contractor and neither the Agreement nor any right or interest hereunder may be assigned.

(I) Litigation. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(m) Representation by Contractor. Contractor agrees that he/she will advise any prospective employer of the covenants and restrictions of this Agreement before accepting any offer from another employer.

17. Waiver of Jury Trial: The Employer and the Contractor hereby knowingly, voluntarily, and intentionally waive any right to a jury trial in respect to any claims arising in connection with the Contractor’s Contractual relationship with the Employer and/or this Agreement.

18. Survival. The provisions of paragraphs 9-15 shall survive termination of this Agreement.

19. By signing below, Contractor acknowledges receiving a copy of this Agreement. Contractor acknowledges and agrees that he/she is entering into this Agreement voluntarily and of his/her own free will in order to obtain the benefits of Contractual relationship and continued Contractual relationship by Employer. Contractor acknowledges and agrees that he/she has not been coerced or suffered any duress in order to induce him/her to enter into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:

Danam Health INC.,
a Delaware corporation

Witness:

______________	By:
Prashant Patel, President

CONTRACTOR:

Witness:	Aletheia Strategic Advisory LLC
a North Carolina registered LLC

By:
Vishnuprasad Balu, Sole Member
_______________